Exhibit 99.1

First US Bancshares, Inc. Reports First Quarter 2024 Earnings

BIRMINGHAM, AL (April 24, 2024) – First Quarter Highlights:

Net Income	Diluted Earnings per share	Return on average assets (annualized)	Return on average common equity (annualized)	Return on average tangible common equity (annualized) (1)	Loans to deposits
$2.1 million	$0.34	0.80%	9.25%	10.08%	87.2%

First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $2.1 million, or $0.34 per diluted share, for the quarter ended March 31, 2024 (“1Q2024”), compared to $2.3 million, or $0.36 per diluted share, for the quarter ended December 31, 2023 (“4Q2023”) and $2.1 million, or $0.33 per diluted share, for the quarter ended March 31, 2023 (“1Q2023”).

The table below summarizes selected financial data for each of the periods presented.

	Quarter Ended
	2024	2023
	March 31,	December 31,	September 30,	June 30,	March 31,
Results of Operations:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$14,277	$13,945	$13,902	$12,999	$11,960
Interest expense	5,237	4,835	4,419	3,676	2,526
Net interest income	9,040	9,110	9,483	9,323	9,434
Provision for (recovery of) credit losses	-	(434)	184	300	269
Net interest income after provision for (recovery of) credit losses	9,040	9,544	9,299	9,023	9,165
Non-interest income	865	916	837	799	829
Non-interest expense	7,147	7,401	7,319	7,151	7,270
Income before income taxes	2,758	3,059	2,817	2,671	2,724
Provision for income taxes	651	782	704	648	652
Net income	$2,107	$2,277	$2,113	$2,023	$2,072
Per Share Data:
Basic net income per share	$0.36	$0.38	$0.35	$0.34	$0.35
Diluted net income per share	$0.34	$0.36	$0.33	$0.31	$0.33
Dividends declared	$0.05	$0.05	$0.05	$0.05	$0.05
Key Measures (Period End):
Total assets	$1,070,541	$1,072,940	$1,065,239	$1,068,126	$1,026,658
Tangible assets (1)	1,062,972	1,065,334	1,057,597	1,060,435	1,018,912
Total loans	822,941	821,791	815,300	814,494	775,889
Allowance for credit losses on loans and leases	10,436	10,507	11,380	11,536	11,599
Investment securities, net	126,363	136,669	127,823	124,404	128,689
Total deposits	943,268	950,191	927,038	932,628	897,885
Short-term borrowings	15,000	10,000	30,000	30,000	25,000
Long-term borrowings	10,817	10,799	10,781	10,763	10,744
Total shareholders’ equity	92,326	90,593	87,408	85,725	84,757
Tangible common equity (1)	84,757	82,987	79,766	78,034	77,011
Book value per common share	15.95	15.80	14.88	14.59	14.45
Tangible book value per common share (1)	14.65	14.47	13.58	13.28	13.13
Key Ratios:
Return on average assets (annualized)	0.80%	0.86%	0.80%	0.79%	0.85%
Return on average common equity (annualized)	9.25%	10.31%	9.65%	9.48%	10.02%
Return on average tangible common equity (annualized) (1)	10.08%	11.29%	10.58%	10.41%	11.05%
Net interest margin	3.65%	3.67%	3.79%	3.88%	4.13%
Efficiency ratio (2)	72.2%	73.8%	70.9%	70.6%	70.8%
Total loans to deposits	87.2%	86.5%	87.9%	87.3%	86.4%
Total loans to assets	76.9%	76.6%	76.5%	76.3%	75.6%
Common equity to total assets	8.62%	8.44%	8.21%	8.03%	8.26%
Tangible common equity to tangible assets (1)	7.97%	7.79%	7.54%	7.36%	7.56%
Tier 1 leverage ratio (3)	9.37%	9.36%	9.09%	9.19%	9.36%
Allowance for credit losses on loans and leases as % of total loans	1.27%	1.28%	1.40%	1.42%	1.49%
Nonperforming assets as % of total assets	0.28%	0.28%	0.29%	0.15%	0.18%
Net charge-offs as a percentage of average loans	0.09%	0.19%	0.10%	0.14%	0.11%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures beginning on page 8.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio

First US Bancshares, Inc. Reports First Quarter 2024 Results

April 24, 2024

CEO Commentary

“We are off to a solid start for 2024,” stated James F. House, President and CEO of the Company. “While the economic and interest rate environments have certainly been volatile, our balance sheet remains well-positioned to weather the uncertainty. During the early months of 2024, we are taking advantage of market opportunities to improve asset yields, while simultaneously working to control expenses, and strengthen our balance sheet positioning. These efforts impacted the Company’s first quarter results positively and we expect continued benefit as we move through 2024,” continued Mr. House.

Financial Results

Loan Growth – The table below summarizes loan balances by portfolio category as of the end of each of the most recent five quarters.

	Quarter Ended
	2024	2023
	March 31,	December 31,	September 30,	June 30,	March 31,
	(Dollars in Thousands)
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Real estate loans:
Construction, land development and other land loans	$102,282	$88,140	$90,051	$91,231	$69,398
Secured by 1-4 family residential properties	74,361	76,200	83,876	85,101	86,622
Secured by multi-family residential properties	62,145	62,397	56,506	54,719	63,368
Secured by non-farm, non-residential properties	212,465	213,586	199,116	204,270	198,266
Commercial and industrial loans	57,112	60,515	59,369	60,568	65,708
Consumer loans:
Direct	5,590	5,938	6,544	7,593	8,435
Branch retail	7,794	8,670	9,648	10,830	12,222
Indirect	301,192	306,345	310,190	300,182	271,870
Total loans and leases held for investment	$822,941	$821,791	$815,300	$814,494	$775,889
Allowance for credit losses on loans and leases	10,436	10,507	11,380	11,536	11,599
Net loans and leases held for investment	$812,505	$811,284	$803,920	$802,958	$764,290

Total loan volume increased by $1.2 million, or 0.1%, in 1Q2024, driven primarily by growth in multi-family construction lending, which was partially offset by reductions in other loan categories. Average total loan balances increased by $18.6 million, or 2.3%, during 1Q2024, compared to 4Q2023, and by $51.1 million, or 6.6%, comparing 1Q2024 to 1Q2023.

Net Interest Income and Margin – Net interest income decreased to $9.0 million in 1Q2024, compared to $9.1 million in 4Q2023, and $9.4 million in 1Q2023. The decrease compared to 4Q2023 resulted from one less earning day during the quarter, combined with a decrease in net interest margin of 2 basis points. Compared to 1Q2023, the reduction resulted from net interest margin compression that totaled 48 basis points as interest-bearing liabilities repriced at a faster pace than interest-bearing assets. While margin compression has persisted since 1Q2023, it slowed substantially in 1Q2024 due to continued repricing of earning assets at more favorable rates, combined with growth in average earning assets and efforts to hold deposit expense at reasonable levels. Net interest margin was 3.65% in 1Q2024, compared to 3.67% in 4Q2023, and 4.13% in 1Q2023.

Deposit Growth – Total deposits decreased by $6.9 million, or 0.7%, during 1Q2024, due primarily to reductions in non-interest bearing and interest-bearing direct deposit accounts, partially offset by increases in interest-bearing time deposits. The shift to interest-bearing time deposits is consistent with deposit holders seeking to maximize interest earnings, a condition that has persisted in the current interest rate environment. The increase in interest-bearing time deposits was partially offset by a reduction in wholesale brokered time deposits of $5.5 million during 1Q2024. Core deposits, which exclude time deposits of $250 thousand or more and all wholesale brokered deposits, totaled $807.3 million, or 85.6% of total deposits as of March 31, 2024, compared to $819.5 million, or 86.2% of total deposits, as of December 31, 2023.

Deployment of Funds – As of March 31, 2024, the Company held cash and federal funds sold balances totaling $65.8 million, or 6.1% of total assets, compared to $59.8 million, or 5.6% of total assets, as of December 31, 2023. Investment securities, including both the available-for-sale and held-to-maturity portfolios, totaled $126.4 million as of March 31, 2024, compared to $136.7 million as of December 31, 2023. The decrease in investment securities during 1Q2024 resulted from the maturity of U.S. treasury bonds that occurred late in the quarter. Subsequent to March 31, 2024, these funds were reinvested in higher yielding securities. As of March 31, 2024, the expected average life of securities in the investment

First US Bancshares, Inc. Reports First Quarter 2024 Results

April 24, 2024

portfolio was 4.2 years, compared to 3.9 years as of December 31, 2023. In the current higher interest rate environment, management continues to seek opportunities to reconfigure the investment portfolio with higher yielding assets as cash flows become available.

Provision for Credit Losses – On a net basis, no provision for credit losses was recorded by the Company during 1Q2024, compared to a negative provision of $0.4 million in 4Q2023 and a provision of $0.3 million in 1Q2023. The Company’s determination that no net credit loss provisioning was required in 1Q2024 was due to modest overall loan growth during the quarter, combined with a decrease in both unfunded lending commitments and indirect loan fundings. The indirect portfolio generally requires higher allowances for credit losses than most other loan categories in the Company’s portfolio. As of March 31, 2024, the Company’s allowance for credit losses on loans and leases as a percentage of total loans was 1.27%, compared to 1.28% as of December 31, 2023.

Asset Quality – Nonperforming assets, including loans in non-accrual status and OREO, totaled $3.0 million as of both March 31, 2024 and December 31, 2023. As a percentage of total assets, nonperforming assets totaled 0.28% as of both March 31, 2024 and December 31, 2023. Annualized net charge-offs as a percentage of average loans during 1Q2024 totaled 0.09%, compared to 0.19% during 4Q2023 and 0.11% during 1Q2023.

Non-interest Income – Non-interest income remained relatively consistent, totaling $0.9 million in both 1Q2024 and 4Q2023, compared to $0.8 million in 1Q2023.

Non-interest Expense – Non-interest expense totaled $7.1 million in 1Q2024, compared to $7.4 million in 4Q2023, and $7.3 million in 1Q2023. The decrease compared to 4Q2023 resulted primarily from check fraud losses recorded by the Company in 4Q2023, the majority of which were recovered in 1Q2024. The impact of recovered check fraud losses in 1Q2024 was partially offset by increases in salaries and benefits due primarily to payroll tax expenses that tend to be higher during the early part of the year. The decrease comparing 1Q2024 to 1Q2023 resulted from the recovery of check fraud losses, combined with an overall reduction in salaries and benefits resulting from reductions in staff levels attained through strategic initiatives implemented by the Company in prior years.

Shareholders’ Equity – As of March 31, 2024, shareholders’ equity totaled $92.3 million, or 8.62% of total assets, compared to $90.6 million, or 8.44% of total assets, as of December 31, 2023. The increase in shareholders’ equity during the quarter resulted primarily from earnings, net of dividends paid. In addition, the rising interest rate environment, particularly during the latter part of 1Q2024, led to a decrease in valuations of investment securities and drove an overall increase in accumulated other comprehensive loss of $0.2 million during the quarter. Securities valuation decreases were, in part, mitigated by the maturity of lower interest rate securities that totaled $13.0 million during the quarter. The Company’s ratio of tangible common equity to tangible assets was 7.97% as of March 31, 2024, compared to 7.79% as of December 31, 2023.

Cash Dividend – The Company declared a cash dividend of $0.05 per share on its common stock in 1Q2024, consistent with all four quarters of 2023.

Regulatory Capital – During 1Q2024, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of March 31, 2024, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 11.11%, its total capital ratio was 12.32%, and its Tier 1 leverage ratio was 9.37%.

Liquidity – As of March 31, 2024, the Company continued to maintain excess funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines with other banking institutions, Federal Home Loan Bank (FHLB) advances, the discount window of the Federal Reserve Bank (FRB), and brokered deposits.

Interest Rate Risk Management – During 1Q2024, the Company purchased $50 million notional in interest rate floors to assist in mitigating a portion of the Company’s risk in down rate scenarios.

Anticipated Banking Center Growth – As part of the Company’s overall growth strategy, progress was made during 1Q2024 toward the anticipated opening of a new banking center in the Bearden area of Knoxville, Tennessee that will replace the Bank’s existing Knoxville-Bearden location. It is anticipated that the new location, which is expected to open during 2Q2024, will provide more favorable exposure to potential customers, while at the same time improving access to most of the Bank’s existing customers in the area. In addition, during 1Q2024, the Company purchased a banking center office in Daphne, Alabama from another financial institution. This location is expected to serve as the Bank’s initial deposit gathering facility in the Daphne/Mobile area. It is anticipated that the location will open to the public in the fourth quarter of 2024. As of March 31, 2024, both the anticipated Knoxville and Daphne banking centers had received all necessary regulatory approvals.

First US Bancshares, Inc. Reports First Quarter 2024 Results

April 24, 2024

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements and cause actual results to differ materially from those projected in such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Such factors may include risk related to the Company's credit, including that if loan losses are greater than anticipated; the increased lending risks associated with commercial real estate lending; liquidity risks; the impact of national and local market conditions on the Company's business and operations; the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas; strong competition in the banking industry; the impact of changes in interest rates and monetary policy on the Company’s performance and financial condition; the impact of technological changes in the banking and financial service industries and potential information system failures; cybersecurity and data privacy threats; the costs of complying with extensive governmental regulation; the impact of changing accounting standards and tax laws on the Company's allowance for credit losses and financial results; the possibility that acquisitions may not produce anticipated results and result in unforeseen integration difficulties; and other risk factors described from time to time in the Company’s public filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. Relative to the Company’s dividend policy, the payment of cash dividends is subject to the discretion of the Board of Directors and will be determined in light of then-current conditions, including the Company’s earnings, leverage, operations, financial conditions, capital requirements and other factors deemed relevant by the Board of Directors. In the future, the Board of Directors may change the Company’s dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

First US Bancshares, Inc. Reports First Quarter 2024 Results

April 24, 2024

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED March 31, 2024 AND 2023

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2024			March 31, 2023
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$821,984	$12,853	6.29%	$770,871	$10,982	5.78%
Taxable investment securities	133,689	862	2.59%	129,840	680	2.12%
Tax-exempt investment securities	1,030	3	1.17%	1,059	3	1.15%
Federal Home Loan Bank stock	914	18	7.92%	1,634	28	6.95%
Federal funds sold	6,607	89	5.42%	2,591	29	4.54%
Interest-bearing deposits in banks	33,004	452	5.51%	20,526	238	4.70%
Total interest-earning assets	997,228	14,277	5.76%	926,521	11,960	5.24%

Noninterest-earning assets	67,790			62,818
Total	$1,065,018			$989,339

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$201,261	252	0.50%	$227,382	195	0.35%
Savings deposits	260,420	1,884	2.91%	193,878	553	1.16%
Time deposits	336,822	2,963	3.54%	270,780	1,389	2.08%
Total interest-bearing deposits	798,503	5,099	2.57%	692,040	2,137	1.25%
Noninterest-bearing demand deposits	149,613	—	—	166,548	—	—
Total deposits	948,116	5,099	2.16%	858,588	2,137	1.01%
Borrowings	14,545	138	3.82%	37,221	389	4.24%
Total funding costs	962,661	5,237	2.19%	895,809	2,526	1.14%

Other noninterest-bearing liabilities	10,712			9,693
Shareholders’ equity	91,645			83,837
Total	$1,065,018			$989,339

Net interest income		$9,040			$9,434
Net interest margin			3.65%			4.13%

First US Bancshares, Inc. Reports First Quarter 2024 Results

April 24, 2024

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	March 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Cash and due from banks	$18,557	$12,987
Interest-bearing deposits in banks	41,685	37,292
Total cash and cash equivalents	60,242	50,279
Federal funds sold	5,532	9,475
Investment securities available-for-sale, at fair value	125,380	135,565
Investment securities held-to-maturity, at amortized cost	983	1,104
Federal Home Loan Bank stock, at cost	1,494	1,201
Loans and leases held for investment	822,941	821,791
Less allowance for credit losses on loans and leases	10,436	10,507
Net loans and leases held for investment	812,505	811,284
Premises and equipment, net of accumulated depreciation	25,041	24,398
Cash surrender value of bank-owned life insurance	16,788	16,702
Accrued interest receivable	4,148	3,976
Goodwill and core deposit intangible, net	7,569	7,606
Other real estate owned	572	602
Other assets	10,287	10,748
Total assets	$1,070,541	$1,072,940
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$142,944	$153,591
Interest-bearing	800,324	796,600
Total deposits	943,268	950,191
Accrued interest expense	1,714	2,030
Other liabilities	7,416	9,327
Short-term borrowings	15,000	10,000
Long-term borrowings	10,817	10,799
Total liabilities	978,215	982,347
Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,794,911 and 7,738,201 shares issued, respectively; 5,787,441 and 5,735,075 shares outstanding, respectively	75	75
Additional paid-in capital	15,122	14,972
Accumulated other comprehensive loss, net of tax	(6,621)	(6,431)
Retained earnings	111,777	109,959
Less treasury stock: 2,007,470 and 2,003,126 shares at cost, respectively	(28,027)	(27,982)
Total shareholders’ equity	92,326	90,593
Total liabilities and shareholders’ equity	$1,070,541	$1,072,940

First US Bancshares, Inc. Reports First Quarter 2024 Results

April 24, 2024

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2024	2023
	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$12,853	$10,982
Interest on investment securities	865	683
Interest on deposits in banks	452	238
Other	107	57
Total interest income	14,277	11,960

Interest expense:
Interest on deposits	5,099	2,137
Interest on borrowings	138	389
Total interest expense	5,237	2,526

Net interest income	9,040	9,434

Provision for credit losses	-	269

Net interest income after provision for credit losses	9,040	9,165

Non-interest income:
Service and other charges on deposit accounts	299	285
Lease income	257	231
Other income, net	309	313
Total non-interest income	865	829

Non-interest expense:
Salaries and employee benefits	4,088	4,222
Net occupancy and equipment	894	835
Computer services	443	421
Insurance expense and assessments	391	327
Fees for professional services	341	245
Other expense	990	1,220
Total non-interest expense	7,147	7,270

Income before income taxes	2,758	2,724
Provision for income taxes	651	652
Net income	$2,107	$2,072
Basic net income per share	$0.36	$0.35
Diluted net income per share	$0.34	$0.33
Dividends per share	$0.05	$0.05

First US Bancshares, Inc. Reports First Quarter 2024 Results

April 24, 2024

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of liquidity, tangible assets and equity and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the consolidated financial statements previously presented in this press release.

Liquidity Measures

The table below provides information combining the Company’s on-balance sheet liquidity with readily available off-balance sheet sources of liquidity as of both March 31, 2024 and December 31, 2023.

	March 31, 2024	December 31, 2023
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)
Liquidity from cash and federal funds sold:
Cash and cash equivalents	$60,242	$50,279
Federal funds sold	5,532	9,475
Liquidity from cash and federal funds sold	65,774	59,754
Liquidity from pledgable investment securities:
Investment securities available-for sale, at fair value	125,380	135,565
Investment securities held-to-maturity, at amortized cost	983	1,104
Less: securities pledged	(47,233)	(41,375)
Less: estimated collateral value discounts	(11,080)	(11,129)
Liquidity from pledgable investment securities	68,050	84,165
Liquidity from unused lendable collateral (loans) at FHLB	15,878	21,696
Liquidity from unused lendable collateral (loans and securities) at FRB	158,782	161,729
Unsecured lines of credit with banks	48,000	48,000
Total readily available liquidity	$356,484	$375,344

The table above calculates readily available liquidity by combining cash and cash equivalents, federal funds sold and unencumbered investment security values on the Company’s consolidated balance sheet with off-balance sheet liquidity that is readily available through unused collateral pledged to the FHLB and FRB, as well as unsecured lines of credit with other banks. Liquidity from pledgable investment securities and total readily available liquidity are non-GAAP measures used by management and regulators to analyze a portion of the Company's liquidity. Management uses these measures to evaluate the Company's liquidity position.

Pledgable investment securities are considered by management as a readily available source of liquidity since the Company has the ability to pledge the securities with the FHLB or FRB to obtain immediate funding. Both available-for-sale and held-for-maturity securities may be pledged at fair value with the FHLB and through the FRB discount window. The amounts shown as liquidity from pledgable investment securities represent total investment securities as recorded on the consolidated balance sheet, less reductions for securities already pledged and discounts expected to be taken by the lender to determine collateral value.

The unused lendable collateral value at the FHLB presented in the table represents only the amount immediately available to the Company from loans already pledged by the Company to the FHLB as of each consolidated balance sheet date presented. As of March 31, 2024 and December 31, 2023, the Company's total remaining credit availability with the FHLB was $276.8 million and $279.4 million, respectively, subject to the pledging of additional collateral which may include eligible investment securities and loans. In addition, the Company has access to additional

First US Bancshares, Inc. Reports First Quarter 2024 Results

April 24, 2024

sources of liquidity that generally could be obtained over a period of time. For example, the Company has access to unsecured brokered deposits through the wholesale funding markets. Management believes the Company’s on-balance sheet and other readily available liquidity provide strong indicators of the Company’s ability to fund obligations in a stressed liquidity environment.

Excluding wholesale brokered deposits, as of March 31, 2024, the Company had approximately 29 thousand deposit accounts with an average balance of approximately $29.6 thousand per account. Estimated uninsured deposits (calculated as deposit amounts per deposit holder in excess of $250 thousand, the maximum amount of federal deposit insurance, and excluding deposits secured by pledged assets) totaled $192.5 million, or 20.4% of total deposits, as of March 31, 2024. As of December 31, 2023, estimated uninsured deposits totaled $200.3 million, or 21.1% of total deposits.

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports First Quarter 2024 Results

April 24, 2024

		Quarter Ended
		2024	2023
		March 31,	December 31,	September 30,	June 30,	March 31,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$1,070,541	$1,072,940	$1,065,239	$1,068,126	$1,026,658
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		134	171	207	256	311
Tangible assets	(a)	$1,062,972	$1,065,334	$1,057,597	$1,060,435	$1,018,912

Total shareholders’ equity		$92,326	$90,593	$87,408	$85,725	$84,757
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		134	171	207	256	311
Tangible common equity	(b)	$84,757	$82,987	$79,766	$78,034	$77,011

Average shareholders’ equity		$91,645	$87,615	$86,897	$85,660	$83,837
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		151	188	229	282	337
Average tangible shareholders’ equity	(c)	$84,059	$79,992	$79,233	$77,943	$76,065

Net income	(d)	$2,107	$2,277	$2,113	$2,023	$2,072
Common shares outstanding (in thousands)	(e)	5,787	5,735	5,875	5,875	5,867

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$14.65	$14.47	$13.58	$13.28	$13.13

Tangible common equity to tangible assets	(b)/(a)	7.97%	7.79%	7.54%	7.36%	7.56%

Return on average tangible common equity (annualized)	(1)	10.08%	11.29%	10.58%	10.41%	11.05%

(1)
Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)

Contact:	Thomas S. Elley
205-582-1200